Exhibit 10.18

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the “Agreement”) is made and entered into as of [11/14], 2013 (the “Effective Date”) by and between Intersect ENT, Inc., a Delaware corporation having offices at 1555 Adams Drive, Menlo Park, CA 94025 (“Customer”), and Stephen Gould Corporation, a New Jersey corporation having offices at 45541 Northport Loop West, Fremont, CA 94538 (“Supplier”). Each of Customer and Supplier may be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Customer wishes to engage Supplier to manufacture and supply to Customer certain products, in accordance with all applicable laws and regulations; and

WHEREAS, Supplier is willing to supply Customer such products pursuant to the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, Customer and Supplier hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Affiliate” means, with respect to a Party, any corporation or other business entity controlling, controlled by or under common control with such Party. The term “controlling” (with correlative meanings for the terms “controlled by” and “under common control with”) as used in this definition means either (a) possession of the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest of the applicable corporation or other business entity, or (b) the ability, by contract or otherwise, to control the management of the applicable corporation or other business entity.

1.2 “Certificate of Analysis” has the meaning set forth in Section 3.4.

1.3 “Certificate of Compliance” has the meaning set forth in Section 3.4.

1.4 “Change of Control” means, with respect to a Party: (a) the sale of all or substantially all of such Party’s assets; (b) a merger or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation; or (c) a person or entity, or group of persons or entities, acting in concert (other than a trustee or other fiduciary holding securities under an employee benefit plan) acquire more than fifty percent (50%) of the voting equity securities or management control of such Party. Notwithstanding the foregoing, a financing transaction in which fifty percent (50%) or more of the voting control of a Party is transferred to one or more Third Parties in connection with the financing or refinancing of the business of such Party does not constitute a Change of Control.

1.5 “Confidential Information” means each Party’s confidential information, inventions, know-how or data disclosed pursuant to this Agreement, which may include, without limitation, manufacturing, marketing, financial, personnel and other business information and plans, whether in oral, written, graphic or electronic form.

1.6 “Customer Change Order” has the meaning set forth in Section 4.2(b).

1.7 “Defective Product” has the meaning set forth in Section 3.6(a).

1.8 “FDA” means the United States Food and Drug Administration, or any successor thereto.

1.9 “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended, and any regulations promulgated thereunder.

1.10 “Forecast” has the meaning set forth in Section 2.2.

1.11 “GMP” means the then-current good manufacturing practice and standards, as set forth in the FD&C Act, as amended, and applicable regulations and guidances promulgated thereunder, including without limitation 21 CFR §§210-211.

1.12 “Inventions” has the meaning set forth in Section 9.3.

1.13 “Lead Time” means four (4) weeks, or such other period of time that the Parties mutually agree in writing is the minimum period required by Supplier to deliver a given type of Product hereunder, measured from the date of Supplier’s receipt of a purchase order. Initial kanban delivery shall be within the Lead Time. All subsequent releases shall be delivered within twenty-four 24 hours of request by Customer.

1.14 “Product” means any of the products listed on Exhibit A attached hereto, as such list may be amended from time to time by mutual written agreement of the Parties.

1.15 “Quality Control Procedures” has the meaning set forth in Section 3.1.

1.16 “Regulatory Standards” has the meaning set forth in Section 3.1.

1.17 “Specifications” shall mean the formula(s), stability, and other product characteristics, and the manufacturing, processing, labeling, storage, and packaging requirements and standards, in each case pertaining to a particular Product, as such are set forth in Exhibit B, as the same may be amended or supplemented from time to time pursuant to Section 4.2 or by mutual written agreement of the Parties.

1.18 “Third Party” means any entity or individual other than the Parties and their respective Affiliates.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 2

SUPPLY OBLIGATIONS

2.1 Manufacture and Supply. Supplier agrees to manufacture and supply to Customer the quantities of each Product set forth on purchase orders submitted from time to time by Customer in accordance with the provisions of Section 2.3. Any purchase orders for Product submitted by Customer shall reference this Agreement and shall be governed exclusively by the terms contained herein. Any term or condition in any purchase order, confirmation, or other document furnished by Customer or Supplier that is in any way inconsistent with the terms and conditions set forth in this Agreement is hereby expressly rejected.

2.2 Forecasts. On or before the first day of each calendar quarter, Customer will provide Supplier with a rolling forecast based on its best current understanding of its expected orders of each of the Products for each of the following twelve (12) months (each, a “Forecast”). The first three (3) months of each such Forecast will constitute a binding commitment by Customer to place Purchase Orders, during such three (3) month period, ordering at least the total amount of each Product as set forth in such Forecast, and Supplier will be obligated to supply to Customer one hundred percent (100%) of the quantities of such binding commitments as ordered; the remaining nine (9) months will be non-binding and solely for planning purposes.

2.3 Orders. From time to time during the term of this Agreement, Customer may provide to Supplier a written purchase order for one or more Products, which shall specify: (a) the name, part number, and quantity of each Product ordered; (b) the unit price of each Product ordered and the total purchase price; (c) the required delivery date(s); (d) the billing and shipping address(es); and (e) any special instructions or other pertinent requirements. Customer may submit purchase orders by mail, facsimile or email. Within three (3) business days after its receipt of a purchase order placed pursuant to this Section 2.3, Supplier shall notify Customer of its acceptance or rejection (including reasons for rejection). If within such time period Supplier does not provide notice of acceptance or rejection to Customer, then the purchase order shall be deemed to be accepted. Supplier shall not be permitted to reject any purchase order unless such purchase order specifies a delivery date for a Product that is not consistent with the applicable Lead Time for such Product or is for quantities of Product in excess of [*] of amount in the binding portion of the most recent Forecast.

2.4 Cancellation. Customer may cancel any purchase order by providing written notice to Supplier no later than ten (10) days prior to the delivery date specified therein. Customer shall not be required to pay for any costs incurred by Supplier with respect to a purchase order so cancelled or to pay any fees or penalties as a result of such cancellation.

2.5 No Minimum Orders. Customer shall have no minimum order commitments under this Agreement. Nothing herein is intended to restrict Customer’s ability to manufacture itself and/or purchase from Third Parties goods that are identical or similar to the Products.

2.6 Inventory. Supplier shall maintain at all times an inventory of each Product equal to Customer’s three (3) month requirements of such Product, where such requirements shall be determined based on the current Forecast described in Section 2.2. Supplier will fulfill purchase orders for Products submitted by Customer out of such inventory on a “first in, first out” basis (and will accordingly replace the consumed inventory on a timely basis). Supplier will be responsible for such inventory of Products until ownership of particular quantity of Product is transferred to Customer based on fulfillment of a purchase order in accordance with the delivery terms of this Agreement. Supplier will maintain adequate inventories of all starting materials needed to fulfill its obligations to manufacture and supply Products under this Agreement during the binding and non-binding Forecast periods.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.7 Delivery. Supplier shall deliver to Customer or its designee, at the delivery destination and by the delivery date specified in the applicable purchase order, the specified quantity of each Product conforming with the Specifications and that has been manufactured in accordance with the Quality Control Procedures and the other requirements set forth in this Agreement. Time is of the essence with respect to delivery of Products by Supplier under this Agreement. Supplier shall promptly notify Customer of any actual or prospective delay in delivery and shall obtain Customer’s approval prior to making any partial deliveries. If the delivery of any Product under a purchase order is delayed through no fault of Customer, then Customer may, at its option, in addition to its other available remedies, cancel or reschedule the order in whole or in part, without liability to Supplier. If necessary for Supplier to meet its delivery requirements, Supplier, at its expense, will use expedited delivery methods to complete and deliver the ordered Products. All Products delivered hereunder will be accompanied by the following documentation: (a) the batch number and order number of the delivered Products; (b) the applicable batch manufacturing records and a summary of deviations; (c) a Certificate of Analysis and Certificate of Compliance, as described in Section 3.3; and (d) any other documentation that Supplier customarily includes in shipments of such Products or that Supplier is required to include by applicable laws or regulations.

2.8 Shipping. All shipments will be made FCA (Incoterms 2010) Supplier’s facility. All Products manufactured by Supplier shall be packaged in accordance with the Specifications.

2.9 Shortfalls in Supply.

(a) Should either Party perceive that a shortfall in delivery of Products by Supplier is likely to occur for any reason, such Party shall promptly notify the other Party, and the Parties shall discuss in good faith appropriate steps to alleviate such a shortfall.

(b) If Supplier fails to deliver any Products at the time and place set forth in the applicable purchase order submitted under Section 2.3, Supplier shall use best efforts to cure such failure, and Customer shall have the right, at its sole option, to take any or all of the following actions: (i) require Supplier to use expedited delivery methods to complete and deliver some or all of the relevant Products; (ii) allocate or redirect some or all of the relevant Products to one or more destinations specified by Customer; (iii) cancel all or any part of the corresponding purchase order; or (iv) purchase products comparable to the relevant Products in the open market or from other suppliers and [*] and [*] or [*]. For each complete calendar day by which delivery of Product is more than [*] days late (measured by comparing the actual delivery date of Product that is not Defective Product to the delivery date for such Product proposed by Customer in a purchase order accepted by Supplier pursuant to Section 2.3), Customer shall be entitled to [*].

(c) In the event that, over any [*] period, less than [*] of the Products ordered by Customer under this Agreement are delivered by the specified delivery date and in full compliance with the other terms and conditions of this Agreement, Supplier shall [*].

2.10 Product Discontinuance. Supplier shall not discontinue any Product during the Initial Term (as defined in Section 10.1). Thereafter, Supplier may discontinue a Product upon twelve (12) months written notice to Customer. Customer shall have the right to place a last time buy order for the discontinued Product in accordance with Section 10.6, and Supplier shall accept such order at the price in effect as of its notice of discontinuation, except that Supplier shall also pass on to Customer any savings in connection with increased volumes ordered.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 3

QUALITY CONTROL; ACCEPTANCE AND REJECTION

3.1 Quality Control. Supplier shall maintain and follow, and shall ensure that any Third Parties responsible for the manufacture and/or supply of raw materials or components for Products maintain and follow, a quality control and testing program consistent with GMP and prevailing industry standards (the “Quality Control Procedures”). All Products supplied hereunder shall be manufactured in accordance with the Quality Control Procedures and all applicable requirements of regulatory authorities, including GMP (collectively, “Regulatory Standards”). Supplier shall maintain all quality control documentation for each lot of Products for a period of three (3) years after Supplier delivers such Product to Customer or its designee. During the term of this Agreement, Customer may periodically review such documentation and results, and shall have the right to audit, survey, or verify the adherence of Supplier to the Quality Control Procedures, Regulatory Standards and this Agreement. Upon written request to Supplier, Customer shall have the right to have its representatives or representatives of regulatory authorities visit the manufacturing facilities of Supplier during normal business hours to review Supplier’s manufacturing operations and records, to assess its compliance with the Quality Control Procedures, Regulatory Standards and this Agreement, and to discuss any related issues with Supplier’s manufacturing and management personnel.

3.2 Quality Agreement. The responsibilities of the quality units of each Party related to the manufacture of Products are described in that certain Quality Agreement between the Parties October 2013 (the “Quality Agreement”). Supplier will comply with the terms of the Quality Agreement in conducting its activities under this Agreement.

3.3 Regulatory Inspection. Supplier shall notify Customer within twenty-four (24) hours of any written or oral inquiries, notifications or inspection activity by any regulatory authority or other governmental agency or authority of competent jurisdiction in regard to Products to be supplied to Customer hereunder (including inspection with respect to International Standards Organization standards). Supplier will permit a representative of Customer to be present during such an inspection. Supplier will provide a reasonable description of any such governmental inquiries, notifications or inspections promptly, but in no event later than two (2) business days, after such notification, inquiry or inspection. Supplier will furnish to Customer (i) within two (2) business days after receipt, any report or correspondence issued by any regulatory authority in connection with such notification, inquiry or inspection to the extent relevant to any Product, and (ii) copies of proposed responses or explanations. Prior to responding, Supplier will discuss the proposed response with Customer and will implement in good faith any comments provided by Customer relating to a Product.

3.4 Certificates. Each batch of any Product delivered to Customer shall be accompanied by (i) a written certificate of analysis confirming that each unit of such Product in such batch has been tested in accordance with the mutual agreed acceptance tests and conforms to the Specifications (“Certificate of Analysis”) and (ii) a written certificate of compliance confirming that the Product was manufactured in accordance with Regulatory Standards (“Certificate of Compliance”). Customer may then retest the batch of Product to confirm that it meets the Specifications.

3.5 Notifications. Supplier shall notify Customer immediately upon becoming aware of: (a) any defect or condition that renders or may render any Product ineffective or dangerous; (b) any Product that is not in compliance with the Specification or any Regulatory Standards; (c) any breach by Supplier of this Agreement; or (d) infringement by any Third Party of any intellectual property rights related to any Product.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.6 Acceptance and Rejection.

(a) Customer may reject any Product delivered under this Agreement that does not comply with the warranties set forth in Section 6.3 (a “Defective Product”) by giving written notice of such Defective Product to Supplier within forty-five (45) days after receipt thereof. Customer shall be entitled to reject all or a portion of an entire lot or shipment of a Product if a tested sample of that lot or shipment contains any Defective Products. Acceptance of Products by Customer shall not limit Customer’s rights under Section 7.1.

(b) If, after Customer’s initial acceptance, Customer discovers that such Product is a Defective Product and that the nature of such defect likely could not have been discovered through the exercise of reasonable diligence within forty-five (45) days of Customer’s receipt of such product, Customer may revoke its acceptance of such Defective Product by providing written notice to Supplier of such revocation.

(c) Customer shall return Defective Products to Supplier at Supplier’s expense. With respect to Defective Products that have been properly rejected pursuant to Section 3.6(a) or 3.6(b), Customer shall not be required to pay for such Defective Products under Section 5.1. Supplier shall replace such Defective Products as quickly as possible, and Customer shall pay Supplier for such replacement Product in accordance with Section 5.1, or in the event that Customer has already paid for the Defective Products, Supplier shall replace such Defective Products at its own expense.

(d) If, after Customer rejects any Defective Product, Supplier fails to promptly replace such Defective Product, then Customer shall have the right, upon notice to Supplier, to cancel the applicable purchase order relative to the rejected Products without penalty and require refund of any payments made relative to the rejected Products.

(e) If Supplier disagrees with Customer’s determination that certain units of Product are Defective Product, the Parties will first use good faith efforts to settle such dispute within forty-five (45) days of Customer’s notice of such alleged defects. If the Parties are unable to resolve such dispute within this forty-five (45) day period, such Product shall be submitted to a mutually acceptable Third Party testing service. Such Third Party testing service shall determine whether such Product meets the Specifications, and the Parties agree that such testing service’s determination shall be final and binding on the Parties. The Party against whom the Third Party laboratory rules shall bear all costs of the Third Party testing.

ARTICLE 4

OTHER AGREEMENTS OF THE PARTIES

4.1 Regulatory Assistance. Supplier shall provide all regulatory and technical information relating to the manufacture and supply of the Products as reasonably requested by Customer, and shall otherwise use commercially reasonable efforts to assist Customer, in each case in connection with obtaining any regulatory approvals with respect to Customer products incorporating Products. Supplier shall notify Customer promptly in writing in the event any action is taken or threatened by a regulatory authority relating to the manufacture or storage of Product, or relating to the Supplier facility in which such manufacture or storage occurs, or which may impair the ability of Supplier to supply Product in accordance with this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.2 Changes.

(a) Supplier shall not change the Specifications for a Product or change the materials, equipment, process or procedures used to manufacture or test Product in a manner that (i) would be inconsistent with the Specifications, (ii) would affect the form, fit, function, performance, or stability of a Product, or (iii) would require regulatory approval.

(b) If Customer finds it necessary or desirable to change Specifications for any Product, Customer may deliver a request for such change to Supplier (“Customer Change Order”). Within fifteen (15) days of Customer’s delivery of a Customer Change Order, Supplier shall provide Customer with a written quotation containing the proposed increase or decrease in the unit price of the Products as a result of implementing such Customer Change Order, if any. The Parties shall make a good faith effort to agree upon any such increase or decrease as soon as reasonably practicable. Once the Parties have agreed upon any resulting unit price change, Supplier shall incorporate the proposed engineering change into the Products on a schedule to be agreed to by the Parties. Supplier shall not proceed to implement any Customer Change Order without Customer’s written authorization.

4.3 Raw Materials and Components. During the term of this Agreement, Supplier shall be solely responsible for obtaining, and shall store at no cost to Customer, any and all raw materials or components required for the manufacture of the Products, in reasonable quantities consistent with Customer’s Forecasts and purchase orders. Supplier will ensure that all Third Parties responsible for the manufacture and/or supply of raw materials or components for Products have entered into an agreement with Supplier obligating such Third Parties to comply with all applicable Specifications, quality standards, and other technical requirements that may be necessary in order for the such Third Parties to timely deliver conforming Product, or any portion thereof, to Supplier for the benefit of Customer. Supplier may not change Third Party sources without written consent of Customer.

4.4 Compliance with Laws. All Product supplied to Customer hereunder shall be manufactured in compliance with all applicable present and future orders, regulations, requirements and laws of any and all federal, state, provincial and local authorities and agencies, including without limitation all laws and regulations of such territories applicable to the transportation, storage, use, handling and disposal of hazardous materials. Supplier represents and warrants to Customer that Supplier shall obtain and maintain all site licenses and government permits, including without limitation health, safety and environmental permits, necessary for the conduct of the actions and procedures undertaken to supply Product during the term of this Agreement. Upon Customer’s request, Supplier shall promptly provide a copy of such licenses and permits.

4.5 Records. Supplier shall keep, or cause to be kept, complete, accurate and authentic accounts, notes, data and records pertaining to the manufacture, processing, testing, labeling, storage, and distribution of Products sold to Customer, including without limitation master production and control records, in accordance with applicable laws and regulations. Supplier shall retain, or cause to be retained, such records for a period of three (3) years following the date of manufacture, or longer if required by law, and upon request, shall make available to Customer copies of such records. After such time period, Supplier shall notify Customer prior to the destruction of any records retained under this Section 4.5 and, at Customer’s request, shall provide such records to Customer.

4.6 Rework. Supplier shall not rework any batch of any Product without Customer’s prior written consent, which consent shall not be unreasonably withheld.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 5

PRICES AND PAYMENT

5.1 Price. The purchase prices for Products ordered during the term of this Agreement are set forth in Exhibit A; provided, however, that Supplier may reduce the purchase price of any Product at any time. Supplier agrees, upon request by Customer, to negotiate in good faith reductions in the purchase prices as necessary to respond to market and competitive conditions. In addition, Supplier shall use commercially reasonable efforts to reduce its costs for each Product and shall decrease the prices for Products so that Customer receives the benefit of any such cost reduction. Such price reduction shall take effect no later than thirty (30) days after the corresponding reduction in Supplier’s costs and will not be retroactive. Reductions in the purchase price of any Product shall apply to any purchase orders for which delivery of Products has not yet occurred. Cost reduction efforts shall not compromise the quality or reliability of any Product, and Supplier shall comply with the Quality Agreement with respect to design and process changes. If the term of this Agreement is renewed past the Initial Term in accordance with Section 10.1, the then-current prices for Products will remain in effect until [*] after the date of first delivery of Products. The price for each Product [*] will be [*] lower than the price in effect as of [*], provided that Customer orders, over a [*] period, at least the quantity per run for such Product set forth on Exhibit A.

5.2 Invoice and Payment. Supplier shall provide to Customer a written invoice for each shipment of Product delivered to Customer or its designee. Unless otherwise stated in Exhibit A, all payments due hereunder to Supplier shall be made not later than forty-five (45) days following the later of (a) Customer’s receipt of the applicable invoice or (b) Customer’s receipt and acceptance of the relevant batch of Product at its destination. All payments hereunder shall be in United States dollars.

5.3 Offset. Customer may offset and deduct from amounts due from Customer to Supplier any amounts due from Supplier to Customer.

5.4 Taxes. Customer will pay any applicable sales, use or similar tax imposed in connection with the sale of Products to Customer hereunder; provided, that Supplier shall not charge or collect, and Customer shall have no liability for, taxes on any sale of Products for which Customer has provided Supplier with an appropriate resale certificate or other documentation evidencing an exemption from such taxes. For all sales of Products upon which tax reimbursement to Supplier is applicable, Supplier shall separately identify and itemize all applicable taxes on invoices submitted to Customer.

5.5 Most Favored Customer. The purchase prices for the Products are and will continue to be the lowest prices charged by Supplier for the same or substantially similar products. If at any time during the term of this Agreement, Supplier offers or sells the same or substantially similar products to a Third Party at a lower price than the prices set forth herein, Supplier will immediately notify Customer and reduce the purchase prices for the applicable Products to such lower price on any pending and future purchase orders for the Products hereunder.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows, as of the Effective Date:

(a) Corporate Existence and Power. It is a corporation or other entity duly

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or established, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.

(b) Authority and Binding Agreement. It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c) No Conflict. The execution and delivery of this Agreement and the performance of its obligations hereunder (i) do not conflict with or violate any requirement of applicable laws or regulations and (ii) do not conflict with, or constitute a default or require any consent under, any of its contractual obligations.

6.2 Representations and Warranties of Supplier. Supplier represents and warrants to Customer that:

(a) Supplier has not been debarred by the FDA or other regulatory authority, and has not been convicted of a crime that could lead to such debarment, and no person or entity that has been debarred by the FDA or other regulatory authority, or, to the best of Supplier’s knowledge, is the subject of debarment proceedings by the FDA or other regulatory authority, will be involved in the performance of Supplier’s obligations under this Agreement.

(b) Supplier is in full compliance with (i) any and all quality control standards that are referenced in the Specifications and (ii) any and all Customer standard operating procedures that have been provided to Supplier, and Supplier agrees to inform Customer immediately regarding any change in this status.

(c) Supplier shall not enter into any agreement or arrangement with any other entity that would prevent or in any way interfere with Supplier’s ability to perform its obligations pursuant to this Agreement.

6.3 Product Warranty. Supplier warrants that all Products manufactured hereunder will (i) conform to the applicable Specifications; (ii) be manufactured and released in compliance with the Quality Control Procedures and Regulatory Standards; (iii) not be adulterated or misbranded within the meaning of the FD&C Act; (iv) be free and clear of any and all encumbrances, liens, or other Third Party claims; and (v) not infringe or misappropriate the intellectual property rights of any Third Party.

ARTICLE 7

INDEMNIFICATION

7.1 Supplier Indemnity. Supplier shall indemnify, hold harmless, and defend Customer and its Affiliates and licensees, and their respective directors, officers, employees, and agents (the “Customer Indemnitees”) from and against any claims, suits, actions, or proceedings brought by a Third Party (collectively, “Claims”) against any Customer Indemnitee, as well as any liabilities,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

damages, or recoveries payable to a Third Party claimant and any reasonable attorneys’ fees and costs of litigation incurred by a Customer Indemnitee in connection therewith, to the extent resulting from or arising out of (a) Supplier’s breach of any warranty or other provision of the Agreement; (b) the negligence or intentional misconduct of Supplier, its employees, officers, agents or representatives; or (c) any claim that alleges that any process or machinery utilized by Supplier in manufacturing and/or supplying Product hereunder infringes upon, misappropriates or violates any laws or any intellectual property rights of any Third Party, except in each case to the extent resulting from the negligence or willful misconduct of any Customer Indemnitee or Customer’s breach of this Agreement.

7.2 Customer Indemnity. Customer shall indemnify, hold harmless, and defend Supplier and its Affiliates, and their respective directors, officers, employees, and agents (the “Supplier Indemnitees”) from and against any Claims against any Supplier Indemnitee, as well as any liabilities, damages, or recoveries payable to a Third Party claimant and any reasonable attorneys’ fees and costs of litigation incurred by a Customer Indemnitee in connection therewith, to the extent resulting from or arising out of (a) Customer’s breach of any warranty or other provision of the Agreement; or (b) the negligence or intentional misconduct of Customer, its employees, officers, agents or representatives, except in each case to the extent caused by the negligence or willful misconduct of any Supplier Indemnitee or Supplier’s breach of this Agreement.

7.3 Indemnification Procedures. In the event of any Claim that may be subject to indemnification under this Article 7, the indemnified Party shall: (a) promptly notify the indemnifying Party of such Claim; (b) at the indemnifying Party’s expense, reasonably cooperate with the indemnifying Party in the defense of such Claim; and (c) not settle any such Claim without the indemnifying Party’s written consent, which shall not be unreasonably withheld or delayed. The indemnifying Party shall keep the indemnified Party informed at all times as to the status of the indemnifying Party’s efforts and consult with the indemnified Party and/or its counsel regarding such efforts. The indemnifying Party shall not settle any such Claim in any manner that negatively impacts the rights of the indemnified Party or any other indemnitee without the prior written consent of the indemnified Party. The indemnified Party may participate in proceedings relating to any indemnified Claim with counsel of its own choosing at its own expense.

7.4 Insurance. During the term of this Agreement and for [*] thereafter, Supplier shall maintain in effect and good standing a liability insurance policy issued by a reputable insurance company in the amount of at least US$[*] per claim, and US$[*] for claims in the aggregate. Such policy shall cover, at minimum, product liability claims relating to Products manufactured by Supplier, and such policy shall name Customer as an additional insured. At Customer’s request, Supplier shall provide Customer with all details regarding such policy, including copies of the applicable liability insurance contracts.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidentiality Obligation. During the term of this Agreement, and for seven (7) years thereafter, each Party shall maintain in confidence any and all Confidential Information of the other Party, except as set forth in Section 8.2 below. Each Party further agrees that it shall not use for any purpose other than the purposes expressly permitted or contemplated under this Agreement, and shall not disclose to any Third Party, the Confidential Information of the other Party, except that either Party may disclose Confidential Information on a need-to-know basis to its directors, officers, employees, consultants, or agents who are subject to written obligations of confidentiality and non-use that are no less restrictive than those set forth herein. Upon termination or expiration of the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Agreement, or upon written request of the other Party, a Party will promptly return to the other Party, or destroy, all documents, notes and other tangible materials representing the Confidential Information of such other Party and all copies thereof; provided, however, that such other Party may retain a single archival copy of the Confidential Information for the sole purpose of facilitating compliance with the surviving provisions of this Agreement.

8.2 Exceptions. The obligations of confidentiality and non-use contained in Section 8.1 shall not apply to any information to the extent that it can be established by the Party receiving the information (the “Receiving Party”) that such information: (a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party; (b) was part of the public domain at the time of its disclosure to the Receiving Party or became part of the public domain after its disclosure to the Receiving Party through no fault of the Receiving Party; (c) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or (d) was independently discovered or developed by the Receiving Party without the use of or access to Confidential Information of the disclosing Party.

8.3 Authorized Disclosure. Each Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in complying with applicable laws, including securities laws, governmental regulations or court orders, and obtaining regulatory or other government approvals, provided that a Party making any such disclosure uses its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed and to minimize the extent of such disclosure.

8.4 Publicity. Supplier shall not make any announcement or other public statement concerning the existence or terms of this Agreement, or the activities conducted under this Agreement, without the prior written consent of Customer, except as required by applicable law.

8.5 Injunctive Relief. The Parties expressly acknowledge and agree that any breach or threatened breach of this Article 8 by the Receiving Party may cause immediate and irreparable harm to the other Party which may not be adequately compensated by damages. Each Party therefore agrees that in the event of such breach or threatened breach and in addition to any remedies available at law, each Party shall have the right to secure equitable and injunctive relief, without bond, in connection with such a breach or threatened breach.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Existing Intellectual Property. Subject to Sections 9.2 and 9.3, each Party shall retain all rights in all intellectual property rights owned or controlled by such Party prior to the Effective Date or developed or acquired by such Party during the term of this Agreement.

9.2 License. The purchase of the Products shall confer on Customer and its Affiliates, and their respective subcontractors, distributors and agents, an irrevocable, world-wide, royalty-free, non-exclusive, non transferable license under Supplier’s patent applications, patents, copyrights, trade secrets, trademarks or other intellectual property rights it owns or controls, to use, test, market, sell, lease, distribute or otherwise dispose of such Products and to incorporate such Products into Customer’s products, as well as to convey to their respective customers a right to use any such Products that are sold to such customers under such license.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.3 Inventions. Customer shall own all right, title, and interest in and to any and all ideas, inventions, processes, methods, or improvements (whether patentable or unpatentable) that are developed solely or jointly by Supplier at Customer’s request or specifically for use by Customer and not for general use by Supplier with its other customers relating to the Products and that arise out of the work performed under this Agreement, along with all intellectual property rights with respect thereto (collectively, the “Inventions”). Supplier agrees to communicate all Inventions promptly to Customer. Supplier hereby assigns and transfers to Customer all right, title and interest in and to the Inventions and agrees to take all further acts reasonably required to evidence such assignment and transfer to Customer, at Customer’s expense. Supplier shall enter into an agreement with each employee or agent of Supplier performing work in connection with the manufacture and supply of Product hereunder, pursuant to which such person assigns all rights in the Inventions to Supplier such that Supplier may assign and transfer such rights to Customer in accordance with this Section 9.3. Supplier hereby appoints Customer as its attorney-in-fact to sign such documents as Customer deems necessary for Customer to obtain ownership and to apply for, secure, and maintain patent or other proprietary protection of Inventions if Customer is unable, after reasonable inquiry, to obtain Supplier’s (or its employee’s or agent’s) signature on such a document. All Inventions and any information with respect thereto shall be Customer’s Confidential Information subject to the confidentiality provisions of Article 8.

ARTICLE 10

TERM AND TERMINATION

10.1 Term. This Agreement shall commence on the Effective Date and shall continue in effect for two (2) years thereafter, unless earlier terminated as permitted under this Article 10 (the “Initial Term”). This Agreement will automatically renew for successive one (1) year terms, unless a Party provided written notice of non-renewal to the other Party not less thirty (30) days prior to the end of the then-current term.

10.2 Material Breach. Either Party shall have the right to terminate this Agreement upon written notice to the other Party if the other Party commits any material breach of this Agreement that such breaching Party fails to cure within thirty (30) days following written notice from the nonbreaching Party specifying such breach.

10.3 Termination by Customer. Customer may terminate this Agreement at will upon at least [ninety (90)] days written notice to Supplier.

10.4 Change of Control of Supplier: Supplier shall notify Customer promptly upon the earlier of (a) public announcement of the entry into an agreement providing for a Change of Control of Supplier or (b) Change of Control of Supplier. Thereafter, Customer may terminate this Agreement upon twelve (12) months written notice to Supplier. During such notice period, Supplier shall provide assistance as reasonably requested by Customer to adopt an alternative supplier until such time as Customer receives FDA approval to implement any applicable changes.

10.5 Surviving Obligations. All purchase orders for Product that have been accepted prior to the date this Agreement terminates or expires, for any reason other than material breach by Supplier, shall remain in effect, and all applicable rights and obligations under this Agreement with respect to such purchase orders shall survive such expiration or termination. Termination or expiration of this Agreement shall not affect any other rights or liabilities of either Party which may have accrued up to the date of such termination or expiration. The provisions of Sections 3.1, 3.2, 4.1, 4.5, 10.5, 10.6, 11.2, 11.3, 11.5, 11.9 and 11.12 and Articles 1, 7, 8 and 9 shall survive the termination or expiration of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.6 Customer’s Last-Time Buy Rights. During the thirty (30) days immediately prior to the expiration of this Agreement pursuant to Section 10.1, or in the event that the Parties mutually agree to terminate the Agreement, or in the event of Product discontinuance, Customer may in its sole discretion submit a single order for Products, which order shall be deemed accepted by Supplier to the extent the number of units of Products so ordered does not exceed, [*]. Supplier shall satisfy any such order as soon as reasonably practicable, and in any event Supplier shall deliver [*] of the number of units of Products ordered pursuant to this Section 10.6 over a period no longer than [*] after the date of such order and shall deliver all Products ordered pursuant to this Section 10.6 over a period no longer than [*] after the date of such order.

ARTICLE 11

GENERAL TERMS

11.1 Use of Name. No right, express or implied, is granted by this Agreement to either Party to use in any manner the name of the other or any other trade name or trademark of the other in connection with the performance of this Agreement.

11.2 Recall. In the event that Customer decides or is required to recall any Product, to take any corrective action with respect to any Product, or to disseminate safety information regarding any Product, Customer shall so notify Supplier. Promptly, but in no event later than may be required to permit Customer to meet applicable legal or regulatory requirements, Supplier shall provide Customer with such assistance in connection with such recall, corrective action, or dissemination of information as may reasonably be requested by Customer. If Customer effects any such recall, corrective action, or dissemination of information involving a Product purchased hereunder, and such recall, corrective action, or dissemination of information was caused by a Defective Product, or otherwise was related to matters that constitute a breach of Supplier’s warranty covering such Product under Section 6.3, then Supplier shall bear (or reimburse Customer for, as applicable) all the costs and expenses of any such recall or dissemination or corrective action, including: (a) the cost of notifying customers and (b) costs associated with the collection and shipment of recalled Product from the field to Customer or Customer’s designee, and (c) costs of replacing such Product subject to the recall and shipping the replacement Products.

11.3 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR ANY TORT CLAIMS ARISING HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS PARAGRAPH IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 7 OR DAMAGES AVAILABLE FOR BREACHES OF ARTICLE 8.

11.4 Independent Parties. The Parties are not employees or legal representatives of each other for any purpose. Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party.

11.5 Notice. All notices, including notices of address change, required or permitted to be given under this Agreement shall be in writing and deemed to have been received (a) when received if hand delivered, (b) four (4) days after being sent by first class U.S. mail, postage prepaid, or (c) one

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(1) business day after being sent by an internationally recognized overnight delivery service, in each case addressed to, in the case of Customer, Intersect Ent., and in the case of Supplier, Stephen Gould, in each case at the address of the relevant Party first set forth above.

11.6 Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

11.7 Waiver. Any waiver (express or implied) by either Party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach.

11.8 Entire Agreement; Amendment. This Agreement, the Quality Agreement and the exhibits attached hereto constitute the entire, final, complete and exclusive agreement between the Parties and supersede all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement, including without limitation the [Confidential Disclosure Agreement between the Parties dated 11/14/13.] All information to be kept confidential under such earlier confidentiality agreement as of the Effective Date shall be maintained as Confidential Information by the receiving Party under the obligations set forth in Article 8 of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party.

11.9 Nonassignability; Binding on Successors. Any attempted assignment of the rights or delegation of the obligations under this Agreement shall be void without the prior written consent of the nonassigning or nondelegating Party; provided, however, that Customer may assign its rights or delegate its obligations under this Agreement without such consent (i) to an Affiliate of Customer or (ii) to its successor in interest in connection with any merger, consolidation, or sale of all or substantially all of the assets of Customer to which this Agreement relates. This Agreement shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and permitted assigns of the Parties hereto, and any successor to Supplier shall agree in writing to be so bound and to supply Customer’s requirements of Products under the terms of this Agreement.

11.10 Force Majeure. Neither Party shall be liable to the other for its failure to perform any of its obligations under this Agreement during any period in which such performance is delayed because rendered impracticable or impossible due to circumstances beyond its reasonable control, including earthquakes, governmental regulation, fire, flood, labor difficulties, civil disorder, and acts of God, provided that the Party experiencing the delay promptly notifies the other Party of the delay and uses commercially reasonable efforts to overcome such circumstances.

11.11 Conflict of Terms. In the event of a conflict between the terms of this Agreement and the terms of the Exhibits attached hereto, the terms of this Agreement shall govern.

11.12 Governing Law. Any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement shall be governed by and construed under the laws of the State of California, without giving effect to any choice of law principles that would require the application of the laws of a different state or country.

11.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute together the same instrument.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the Effective Date.

INTERSECT ENT, INC.		[SUPPLIER]

By:	/s/ Rich Kaufman	By:	/s/ Vance Garland
Name:	Richard Kaufman	Name:	Vance Garland
Title:	Chief Operating Officer	Title:	Sales

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

PRODUCTS/ PRICE LIST

Part number and Name	Price per Unit	3 mos. Forecast	Annual Forecast
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT B

SPECIFICATIONS

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.